Exhibit 10.9

RESTRICTED STOCK UNITS

TERMS AND CONDITIONS

January 2005

     1. Definitions. Capitalized terms used in this Restricted Stock Unit Grant (this “Grant”) but not otherwise defined shall have the same meanings as in the Allergan, Inc. 1989 Incentive Compensation Plan, as amended (the “Plan”).

     2. Basic Terms. The Company hereby grants to you Restricted Stock Units (the “Units” or individually a “Unit”) payable in shares of Company Common Stock, subject to the terms, conditions and restrictions set forth below and in your Certificate of Restricted Stock Unit Award (the “Certificate”). The number of Units granted to you and the Grant Date for your Units is set forth in your Certificate. The Company also hereby grants to you effective as of the Grant Date, Dividend Equivalents tied to the Units and payable in cash, subject to the terms, conditions and restrictions set forth below.

     3. Restrictions. The Units received by you shall be subject to the following restrictions:

     (a) The Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered. The shares of Common Stock underlying the Units may may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered, unless and to the extent the vesting restrictions set forth in Section 3(c) below have lapsed and are removed, and any additional requirements or restrictions contained in this Grant or in the Plan have been satisfied, terminated or expressly waived by the Company in writing and the shares of Common Stock are issued to you pursuant to Section 6 below.

     (b) If your employment with the Company or its subsidiaries terminates for any reason other than your death or Total Disability (as defined herein) or by reason of a Job Elimination (as defined herein), then on the date of such termination of employment you shall forfeit all Units that are still restricted and have not vested pursuant to Section 3(c) below.

     (c) All of the restrictions imposed upon the Units shall lapse and be removed, and the Units shall vest, in accordance with the following rules:

     (i) Except as provided in Subparagraphs (ii), (iii) and (iv) below, the Units shall become fully vested, and all restrictions shall lapse and be removed as indicated on your Certificate.

     (ii) In the event of a Change in Control, all restrictions shall lapse and be removed, and the Units shall become fully vested, as of the date of such Change in Control.

     (iii) If your employment with the Company and its subsidiaries terminates by reason of your death or Total Disability, all of the restrictions shall lapse and be removed, and the Units shall become fully vested, as of the last date of your employment. As used herein, “Total Disability” means the inability, by reason of mental or physical illness or accident, to perform any and every duty of the occupation at which you were employed when such disability commenced, which disability is expected to continue for a period of at least 12 months. Any determination as to the date and extent of any disability shall be made by the Committee upon the basis of such information as the Committee deems necessary or desirable.

     (iv) If your employment with the Company and its subsidiaries terminates by reason of a Job Elimination, your Units shall vest (and the restrictions shall lapse and be removed) in an amount equal to the number of Units originally subject to this Grant multiplied by a fraction, the numerator of which is the number of full calendar months from the Grant Date until your last day of employment, and the denominator of which is the number of months during which the restrictions would have been in effect pursuant to the original Grant (i.e., from Grant Date until the Date of Vesting and Expiration of Restrictions). As used herein, “Job Elimination” occurs when you cease to be an Employee of the Company as a result of a reduction in force or transfer to a new organization outside of the Company as a result of a divestiture, other than a spin-off or other distribution to the Company’s stockholders. A “reduction in force” occurs under the Plan when you are not offered an alternative job by the Company and there is a net headcount reduction (i.e. if you are replaced, there is no reduction in force, even if the duties of the position change).

     4. No Voting or Stockholder Rights. During the period prior to the lapse and removal of the restrictions and vesting of Units as provided in Section 3 above, and until the issuance of shares of Common Stock to you in connection with such lapse and removal of restrictions and vesting, you shall have no rights of a stockholder with respect to the Units or the underlying shares of Common Stock. Thus you will not have any right to vote the shares of Common Stock underlying such Units, nor, except as provided in Section 6 below regarding Dividend Equivalents, the right to receive any dividends or other distributions made with respect to the Common Stock underlying the Units.

     5. Dividend Equivalents. The Company hereby grants to you Dividend Equivalents, representing the right to be paid in cash (or its equivalent), with respect to each Unit that vests and becomes free of restrictions pursuant to Section 3 above, in an amount equal to the aggregate amount of cash dividends, if any, paid to the Company’s stockholders on one share of Common Stock where the record dates for such dividends occur during the period from the Grant Date through and including the Payment Date (as defined in Section 6 below). All Dividend Equivalents shall terminate as of the Payment Date. Dividend Equivalents shall not be paid to you for any Units that do not vest and whose restrictions do not lapse pursuant to Section 3 above.

     6. Timing and Type of Payment. The Company shall issue to you one share of Common Stock for each Unit that vests and becomes free of restrictions pursuant to Section 3 above; such stock issuance shall occur on a payment date determined by the Company (the “Payment Date”) that is within 10 business days following the date on which such Units vest and become free of restrictions. Also on such Payment Date, in satisfaction of all Dividened Equivalents granted to you under this Grant, the Company shall pay to you in cash or its equivlent an amount equal to the Dividend Equivalents relating to the number of shares of Common Stock actually paid and issued to you on the Payment Date in respect of your Units.

     7. Conditions to Stock Issuance. The Company’s obligation to issue shares of Common Stock to you as provided in Section 6 above is subject to: (i) you having paid to the Company an amount sufficient to satisfy any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for your account, or otherwise made arrangements satisfactory to the Committee for the payment of such amounts, through withholding or otherwise, in the form of cash, personal check, Company Credit Union check, money market draft on your own account, or subject to the Committee’s approval, shares of Common Stock owned by you, or withholding from the shares of Common Stock otherwise issuable to you, based on the fair market value of such shares on the date of withholding, or such other means as the Committee shall determine, and (ii) compliance with all applicable requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any market or securities exchange on which shares of Common Stock are then listed and any other requirement of law or of any regulatory body having jurisdiction over such issuance and delivery. The inability of the Company to obtain any required permits, authorizations or approvals necessary for the lawful issuance and sale of any shares of Common Stock hereunder on terms deemed reasonable by the Committee shall relieve the Company, the Board and the Committee of any liability in respect of the nonissuance or sale of such shares of Common Stock as to which such requisite permits, authorizations or approvals shall not have been obtained.

     8. Stock Split, Reorganization, Merger, etc. In the event of any recapitalization, stock split, stock dividend, combination of shares or any other like change affecting the Common Stock, appropriate adjustment shall be made in the number and kind of shares underlying the Units covered by this Grant; provided, however, that any additional Units (and the shares of Common Stock underlying the additional Units) issuable as a result of such recapitalization, stock split, stock dividend, combination of shares or any other like change affecting the Common Stock shall also be subject to the restrictions and other terms and conditions set forth in the Plan and in this Grant.

     9. Grant Subject to Plan. This Grant of Units evidenced hereby is made pursuant to all of the provisions of the Plan, and is intended, and shall be interpreted in a manner, to comply therewith. Any provision of this Grant which is inconsistent with the Plan shall be superseded by and governed by the Plan.

     10. No Employment Rights.

     (a) Nothing in the Plan or in this Grant shall be construed to create or imply any contract of employment between you and the Company (or any of its subsidiaries) or shall affect in any way the right of the Company (or any such subsidiary) to terminate your employment at any time.

     (b) Any question(s) as to whether and when there has been a termination of your employment, the reason (if any) for such termination, and/or the consequences thereof under the terms of the Plan or this Grant shall be determined by the Committee in its sole discretion, and the Committee’s determination thereof shall be final and binding.

     11. Disputes and Disagreements. Any dispute or disagreement which may arise under or as a result of or pursuant to this Grant shall be determined by the Committee in its sole discretion, and any interpretation by the Committee of the terms of this Grant shall be final, binding and conclusive.

     12. Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be sufficient in all respects only if delivered in person or sent via certified mail or overnight delivery service such as Federal Express, postage prepaid, addressed as follows:

If to the Company:	Allergan, Inc.
2525 Dupont Drive
Irvine, California 92612
Attention: General Counsel

If to you:	To your address as last set forth
in the Company’s employment records.

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